(LOGO) AMERIQUEST
       MORTGAGE
       COMPANY


February 25, 2000


As of and for the year ended December 31, 1999, Ameriquest Mortgage Company has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. From January 1, 1999 through December 31, 1999, Ameriquest Mortgage Company had in effect a fidelity bond in the amount of $10,000,000 and for the same period, an errors and omissions policy ranging from $6,425,000 to $8,025,000.

Kirk Langs
President


Elaine Stangl
Executive Vice President
Loan Servicing

John P. Grazer
Executive Vice President
Cheif Financial Officer